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                                                                      Exhibit 21
                        SUBSIDIARIES OF THE REGISTRANT
                              as of May 31, 1997

Castle Gardens Retirement Center, an Oregon general partnership

Lantana Partners, Ltd., a Florida limited partnership

San Marcos Retirement Village, a California general partnership

Sandy Retirement Center Limited Partnership, an Oregon limited partnership

Topeka Retirement Center, Ltd. Limited Partnership, a Missouri limited partnership

Tucson Retirement Center Limited Partnership, an Oregon limited partnership

Twenty-Nine Hundred Associates, Ltd., a Florida limited partnership

Woodhaven Partners, Ltd., a Florida limited partnership

Plantation South on Cypresswood Limited Partnership, a Texas limited partnership

Roswell ALC Limited Partnership, a Georgia limited partnership

Germantown Assisted Living Center, L.P., a Tennessee limited partnership

Atrium at Buckhead, LLC, a Georgia limited liability company

Atrium at Weston Place, LLC, a Tennessee limited liability company

Atrium at Weston Court, LLC, a Tennessee limited liability company

Atrium at Germantown, LLC, a Tennessee limited liability company

Atrium at St. Matthews, LLC, a Kentucky limited liability company

Hillhaven Properties, Ltd. an Oregon corporation

Fairview Living Centers, Inc., an Oregon corporation

Twenty-Nine Hundred Corporation, a Florida corporation

Phillippe Enterprises, Inc., an Indiana corporation

Atria Communities Southeast, Inc., a Delaware Corporation

American ElderServe of Alabama, Inc., a Georgia corporation

American ElderServe of Texas, Inc., a Texas corporation

Southern Care, Inc., a Georgia corporation

Southeast Assisted Living Residences, Inc., a Georgia corporation

American ElderServe of North Carolina, Inc., a North Carolina corporation

American ElderServe of Florida, Inc., a Florida corporation

American ElderServe Management, Inc., a Georgia Corporation